Exhibit 99.1

Contacts:	Dolph Baker, President and CEO Timothy A. Dawson, Vice President and CFO (601) 948-6813

CHAIRMAN OF CAL-MAINE FOODS, INC. SUFFERS MILD STROKE

JACKSON, Miss. (September 23, 2011) ⎯ Cal-Maine Foods, Inc. (NASDAQ: CALM) announced today that Fred Adams, Jr., chairman of the board of directors of Cal-Maine Foods, Inc., suffered a mild stroke while attending the International Egg Commission meeting in National Harbor, Maryland.

Adams, the founder of the Company, had previously served as chief executive officer.  Dolph Baker was named his successor as president and chief executive officer on October 15, 2010, and has overall executive responsibility for the management of the Company.

“Fred Adams suffered a mild stroke, but he is alert and resting comfortably in a Falls Church, Virginia, hospital,” said Baker. “We expect him to stay in the hospital for observation for a few days. However, we regret that he will not be able to attend the annual meeting of shareholders on September 30, 2011. On behalf of everyone at Cal-Maine Foods, we wish Fred the best and look forward to his full recovery.”

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 ▪ JACKSON, MISSISSIPPI 39207 PHONE 601-948-6813 FAX 601-969-0905